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                                                                     Exhibit (j)






                         CONSENT OF INDEPENDENT ACCOUNTANTS


February 24, 1999


To the Board of Directors of Columbia U.S. Government Securities Fund, Inc.:

We consent to the inclusion in Post-Effective Amendment No. 16 to the Registration Statement of Columbia U.S. Government Securities Fund, Inc. on Form N-1A (File No. 33-8843) of our report dated February 12, 1999, on our audit of the financial statements and financial highlights of the Columbia U.S. Government Securities Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended December 31, 1998. We also consent to the reference to our firm under the captions "Accounting Services and Financial Statements" and "Financial Highlights".






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